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                                                                 Exhibit 10(iii)






                                                                   June 23, 2003



Mr. Morton P. Hyman
Chairman & Chief Executive Officer
Overseas Shipholding Group, Inc.
511 Fifth Avenue
New York, NY  10017

Dear Mr. Hyman:

In light of your long and valued service to Overseas Shipholding Group, Inc. ("OSG"), and your expressed desire to retire from your positions as Chairman of the Board of Directors (the "Chairman") and Chief Executive Officer ("CEO") of OSG, and to separate from your employment with OSG no later than the end of this year, this letter agreement and the General Release attached hereto set forth the arrangement agreed to by OSG and you regarding such retirement and separation.

1. (a) You shall continue to serve as Chairman and CEO of OSG, at your current rate of salary, until the earliest to occur of (i) December 31, 2003, (ii) the date on which a successor Chairman and CEO is appointed by the Board of Directors of OSG (the "Board") and commences employment with OSG, or (iii) your date of death (the "Retirement Date"). You may continue to serve as a director of OSG (without compensation) through the regularly scheduled 2004 annual meeting of the shareholders of OSG. If your Retirement Date occurs prior to December 31, 2003 (and other than due to your death), your duties as an ongoing employee shall be mutually determined by you and the Board, but in any event your salary shall continue at its current rate through the earlier to occur of December 31, 2003 or your date of death. You shall also be entitled to receive your bonus for 2003, to be based solely on OSG's financial performance, as computed by the Compensation Committee utilizing the applicable provisions of the bonus formula currently in existence under OSG's Incentive Compensation Plan, which will be paid to you on the date on which bonuses for 2003 are payable to other senior executives of OSG.

     (b) Prior to your Retirement Date, all matters of a strategic nature received by you will be referred to the Board for its consideration and review.

2. Your employment with OSG shall end as of December 31, 2003 or, if earlier, your date of death. Except in the event of your earlier death or as otherwise set forth herein, December 31, 2003 shall be the termination date for purposes of your participation in and

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     coverage as an active employee under all employee benefit plans and programs sponsored by OSG or its subsidiaries, including but not limited to, vacation accrual, tuition reimbursement, participation in any pension plan or savings plan, and eligibility for short-term and long-term disability benefits and life insurance. All benefits due you shall be paid or made available to you in accordance with the terms of those established policies or plans of OSG. Moreover, any benefit continuation or conversion rights existing under such policies or plans will be made available to you in accordance with the terms of such established policies or plans.

3. You shall resign as an officer and director of any subsidiaries, affiliates and related companies of OSG, including but not limited to, Tankers International and Aframax International, effective as of the Retirement Date.

4. During the period from January 1, 2004 through June 30, 2004 (the "Transition Period"), you shall serve as an independent consultant to OSG, and as such shall be reasonably available at mutually-agreed times and places to consult with your successor on matters relating to your experience as Chairman and CEO. During the Transition Period, OSG shall pay you a monthly consulting fee (payable as soon as practicable after the end of each such month) which shall be based on your current annual salary (i.e., the total fee will be equal to $600,000) and reimburse you, in accordance with OSG's reimbursement and expense policies, for all reasonable expenses incurred by you in performing the consulting services described herein.

5. Subject to your execution of the General Release following your separation of employment and your election not to exercise your right to revoke the General Release as described therein, you shall be entitled to a lump sum cash payment of $1,200,000, payable on the first business day following the eighth day after your execution of such General Release.

6. On January 5, 2004, in full settlement of your rights and benefits under the Overseas Shipholding Group, Inc. Supplemental Executive Retirement Plan and the Overseas Shipholding Group, Inc. Supplemental Executive Retirement Plan Plus, OSG shall pay you, in cash, a lump sum of $15,852,846, minus the present value of your accrued benefit under the Pension Plan for Employees of OSG Ship Management, Inc. as of December 31, 2003 (the "Pension Plan"), calculated pursuant to the Pension Plan using the Pension Plan's actuarial assumptions applicable to payment of a retirement benefit thereunder in the form of a lump sum.

7. Effective as of the Retirement Date, all of your OSG stock options that are not yet vested will become fully vested and exercisable. Thereafter, all of your OSG options shall be subject to the terms and conditions of the applicable stock option plans, provided that such options shall remain exercisable until the earlier of January 4, 2005 or the end of their original ten-year terms.

8. OSG shall provide you with the use of a suitable, mutually agreed-upon office off of the OSG premises and full-time secretary (who shall be your current secretary unless you determine otherwise) at OSG's expense (subject to an all-inclusive monthly billing

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     system acceptable to OSG) for the period beginning on the Retirement Date and ending on June 30, 2004.

9. OSG shall pay all reasonable legal fees and expenses of Simpson Thacher & Bartlett LLP incurred by you in connection with the negotiations of this letter agreement and the General Release; provided, however, that such fees shall not exceed $25,000.

10. You shall retain all rights to indemnification under applicable law or under OSG's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, OSG shall maintain Director's and Officer's liability insurance on your behalf, at the level in effect for all other officers and directors of OSG from time to time, through December 31, 2003 and throughout the period of any applicable statute of limitations.

11. (a) You agree not to disclose any information, files, documents and other materials proprietary to OSG and not in the public domain which relate to OSG or its business and which are treated as confidential by OSG, its subsidiaries, affiliates or related companies, except (i) with the prior consent of OSG or (ii) as otherwise required by law or legal process. Nothing in the preceding sentence shall be deemed to limit what you may discuss with the other directors of OSG.

     (b) Through June 30, 2005 you agree not to use any proprietary or confidential information relating to OSG, its subsidiaries, affiliates or related companies ("Confidential Information") in any commercial activity in which you engage, other than on behalf of OSG, whether as an officer, employee, director, owner, partner or otherwise; provided, however, that Confidential Information shall not include any information which is or has been acquired by you other than only through your position as an officer or director of OSG, its subsidiaries or affiliates.

12. (a) Until such time as OSG files this document with the Securities and Exchange Commission, (i) except as may be required by law or legal process, OSG shall keep the terms of this letter agreement confidential and not disclose such terms to anyone other than directors, officers, employees, attorneys, advisors, auditors and agents of OSG, its subsidiaries, affiliates and related companies, without your prior consent, each of whom shall be requested by OSG to maintain such information in confidence, and
     (ii) you agree to keep the terms of this letter agreement confidential and not to disclose its contents to anyone without OSG's prior consent, except members of your immediate family, your attorney, financial consultant or other professional advisor and any potential employer, each of whom shall be requested by you to maintain such information in confidence.

     (b) Notwithstanding anything herein to the contrary, either party to this letter agreement (and any employee, representative, or other agent of any party to this letter agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this letter agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax


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     treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

13. You agree not to make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage or defame the goodwill or reputation of OSG, its subsidiaries, affiliates or related companies, or any of their respective directors, officers and employees. OSG agrees not to make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage or defame your reputation.

14. The parties to this letter agreement shall issue a joint public announcement regarding your retirement. The parties agree that no public disclosure, press release or discussions with the press will be made or occur with respect to this letter agreement and the General Release without the other party's prior written consent, except as required by law.

15. (a) Any breach of the provisions of sections 11, 12, 13 and 16 hereof by you or any person to whom you have made a permitted disclosure of the terms of this letter agreement shall be considered a material breach of this letter agreement. In the event of such breach, and due to the difficulties in calculating damages that might be sustained (directly or indirectly) as a result of such breach, you specifically consent to the entry of injunctive relief against you, in addition to any and all of OSG's remedies under the law, and you further agree that OSG may obtain the foregoing relief without the posting of a bond.

     (b) Any breach of the provisions of sections 10, 12 and 13 hereof by OSG or any person to whom OSG has made a permitted disclosure of the terms of this letter agreement shall be considered a material breach of this letter agreement. In the event of such breach, and due to the difficulties in calculating damages that might be sustained (directly or indirectly) as a result of such breach, OSG specifically consents to the entry of injunctive relief against it, in addition to any and all of your remedies under the law, and OSG further agrees that you may obtain the foregoing relief without the posting of a bond.

16. (a) During the period from the date hereof through the first anniversary of the Retirement Date, you agree not to directly or indirectly: (i) enter the employ of, or render services to, any business that competes with the business of OSG or any of its subsidiaries, affiliates or related companies as of the Retirement Date in any geographical area that is within any geographical area where OSG or any of its subsidiaries, affiliates or related companies provides its products or services (a "Competitive Business"); or (ii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

     (b) Notwithstanding anything to the contrary in this letter agreement, you may directly or indirectly own, solely as an investment, securities of any Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market if you (i) are not a controlling person of, or a member of a group which controls,

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     such Competitive Business and (ii) do not, directly or indirectly, own 5%
     or more of any class of securities of such Competitive Business.

17. During the period from the date hereof through the fifth anniversary of the last day of the Transition Period, you agree not to solicit directly or indirectly for employment any person who is employed by or under contract with OSG or any of its subsidiaries or affiliates (other than (a) your secretary or (b) for the benefit of OSG or any of its subsidiaries or affiliates).

18. You agree to return all property belonging to OSG as of the last day of the Transition Period; except that you may purchase from OSG any office furniture currently in your office and any laptop computers (devoid of OSG property) which you currently use, each at the depreciated book value of such property on the books of OSG.

19. The parties to this letter agreement shall execute the General Release as soon as practicable following your separation of employment hereunder.

20. This letter agreement and the General Release contain the entire agreement between you and OSG and supersede any and all prior agreements or understandings, other than that certain agreement dated as of October 21, 1996 between OSG and you, as amended through June 21, 2002, relating to a Change of Control of OSG (the "Change of Control Agreement"), with respect to the subject matter hereof and the terms and provisions of this letter agreement may not be modified or amended, except in a writing signed by both parties; provided, however, that (a) clause (iii) of Section 2 of the Change of Control Agreement hereby shall be amended to read "one hundred twenty (120) days after the Retirement Date (as defined in the letter agreement dated June 23, 2003 between the Company and the Executive) if a Change of Control does not occur on or prior to such date" and (b) the payments under Sections 4 and 5 of this letter agreement shall offset any payments to you under the Change of Control Agreement.

21. You represent and warrant that (a) you have carefully read this letter agreement in its entirety and you fully understand the significance of all of the terms and conditions hereof, and (b) you are signing this letter agreement voluntarily and of your own free will, and assent to all the terms and conditions contained herein.

22. No waiver by either party of any breach by the other party of its obligations hereunder shall be deemed a waiver of any prior or subsequent breach. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by you or an authorized officer of OSG, as the case may be.

23. Nothing contained in this letter agreement or the General Release shall (a) affect your rights to indemnification in your continued capacity as a director of OSG and (b) affect or limit your ability to perform your duties and obligations as a director of OSG.

24. All payments made by OSG to you pursuant to this letter agreement shall be subject to appropriate deductions for FICA, Federal, state and local income taxes.

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25.  You shall not be required to mitigate the amount of any payment provided for pursuant to this letter agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this letter agreement shall not be reduced by any amounts earned by you for subsequent employment or otherwise.

26. This letter agreement and the General Release shall be governed by, construed and enforced in accordance with, the laws of the State of New York applicable to contracts to be performed therein.

27. This letter agreement and all the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

If you agree to the foregoing, please so indicate by dating and signing both enclosed copies of this letter agreement. One copy of the letter agreement should be returned to the undersigned. The second original is for you.

On behalf of OSG, I wish to thank you for your many years of valuable service to OSG, and wish you well in your future endeavors.

Sincerely,

OVERSEAS SHIPHOLDING GROUP, INC.



By:      /s/ ROBERT N. COWEN
         ---------------------
         Name:  Robert N. Cowen
               -----------------
         Title: Senior Vice President and Chief Operating Officer
               ----------------------------------------------------


I hereby agree to be bound by the terms and conditions of the above letter agreement.



Date:  June 23, 2003                     /s/ MORTON P. HYMAN
                                         --------------------
                                         Morton P. Hyman





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                                                                       EXHIBIT A



                                 GENERAL RELEASE
                                 ---------------

Reference is made to the letter agreement, dated June 23, 2003, which you countersigned on June 23, 2003, between Overseas Shipholding Group, Inc. ("OSG") and you (herein referred to as the "Agreement").

OSG hereby agrees as follows:

         OSG, on behalf of itself and any affiliated companies and their past and present parents and subsidiaries, agrees to forever release you, your wife, children, estate, agents, attorneys, heirs, executors, successors and assigns from any and all claims, demands, causes of action, controversies, agreements, promises and remedies, in connection with or in relationship to your capacity as (a) an employee or officer of OSG or any of its subsidiaries, affiliates and related companies and
         (b) a director of OSG or any of its subsidiaries, affiliates and related companies, which they may have as of the date hereof, whether known or unknown (collectively, the "Company Release"); provided, however, that the Company Release shall not apply with respect to any conduct on your part which is grossly negligent, fraudulent or illegal, or includes willful misconduct or is otherwise violative of any applicable laws or rules or regulations issued under such laws.

You hereby agree as follows:

         You, on your behalf, as well as your heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release and discharge OSG, OSG Ship Management, Inc., their predecessors and transferors and affiliated and related companies, all of their respective shareholders, officers, directors, employees, agents, principals, advisors, parents and subsidiaries, and each of their respective heirs, executors, administrators, successors and assigns (collectively, the "Company Released Parties" and each, a "Company Released Party"), from all claims, demands, causes of action, controversies, agreements, promises and remedies, in connection with or in relationship to your capacity as an employee, shareholder, officer or director of any of the Company Released Parties which you may have as of the date hereof, whether known or unknown, including under any statute, rule, order, law or ordinance, express or implied contract, public policy or otherwise (collectively, "Employee Claims"). This General Release applies to all Employee Claims, including any and all Employee Claims relating to the terms and conditions of your employment with any of the Company Released Parties or the termination of your employment; any and all Employee Claims for discrimination on the basis of age, alienage, color, creed, disability, gender, handicap, marital status, national origin, race, religion, sex or sexual orientation; any and all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, the Americans with Disabilities Act, the New York State Human Rights Act, the New York City Human Rights Law, all as amended, and any other federal, state or local statute, ordinance, rule, regulation or order relating to employment; and any and all Employee Claims for attorney's fees, costs or disbursements.

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         You agree that you will not, from any source or proceeding, seek or accept any award or settlement with respect to any Employee Claim covered hereunder. In addition, except as otherwise prohibited by law, you represent and warrant that you will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Company Released Parties, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder.

         Notwithstanding the foregoing, nothing herein shall be deemed to release the Company Released Parties in respect of your rights (i) under the Agreement including, but not limited to, your rights pursuant to section 23 of the Agreement, (ii) to indemnification, in your capacity as a current or former director or officer of any of the Company Released Parties, under the by-laws and articles of incorporation of each Company Released Party, as in effect from time to time, or pursuant to indemnification policies maintained by one or more of the Company Released Parties, (iii) to any unpaid salary and other compensation (including any bonus under OSG's Incentive Compensation
         Plan), (iv) to reimbursement pursuant to the policies of any Company Released Party for expenses incurred by you prior to January 1, 2004 or pursuant to section 4 of the Agreement, and (v) to any benefits payable to you pursuant to any qualified pension plan or employee benefit plan maintained by the Company Released Parties.

         You represent and warrant that you have carefully read this General Release in its entirety; that you have had an opportunity to consider fully the terms of this General Release for twenty-one (21) days; that you have been advised by OSG in writing to consult with an attorney of your choosing in connection with this General Release; that you fully understand the significance of all of the terms and conditions of the Agreement and this General Release; that you have discussed it with your independent legal counsel, or you have had a reasonable opportunity to do so; that you have had answered to your satisfaction any questions that you have asked with regard to the meaning and significance of any of the provisions of the Agreement and this General Release; and that you are signing this General Release voluntarily and of your own free will and you assent to all the terms and conditions contained in the Agreement and herein.

         You further acknowledge that after executing the General Release you have seven (7) days to revoke it by delivery of a Notice of Revocation to the Released Parties, directed to the attention of [____], prior to the eighth (8th) day after execution and delivery by you of the General Release. You understand that if so revoked by you, this General Release shall be deemed to be null and void.

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                                                                               3

If you agree to the foregoing, please so indicate by dating and signing both enclosed copies of this General Release. One copy of the General Release should be returned to the undersigned. The second original is for you.

Sincerely,

OVERSEAS SHIPHOLDING GROUP, INC.



By:      _______________________________

         Name:  ________________________

         Title: ________________________



Agreed to and accepted by:



_______________________________
Morton P. Hyman

Date:  ____________________